     Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200 • Fax: (239) 277-5237
For Immediate Release

Executive Contacts:
Charles J. Kleman	F. Michael Smith
Executive Vice President	Vice President
Chief Financial Officer	Investor and Community Relations
Chico’s FAS, Inc.	Chico’s FAS, Inc.
(239) 274-4105	(239) 274-4797
Chico’s FAS, Inc. Announces Record Second Quarter and
Six Month Revenues and Earnings
•	Second quarter net income climbed to a record $54 million

•	Revenues rose 18.9% to a record $797 million for the six months

•	Six months net income climbed to a record $106 million

•	August comparable store sales currently showing a decrease in the range of 3%, with Chico’s showing a decrease in the range of 6% and WH|BM showing an increase in the 9% range
     Fort Myers, FL - August 23, 2006 - Chico’s FAS, Inc. (NYSE: CHS) today announced its financial results for the second quarter and six months ended July 29, 2006.
     Net sales for the second quarter ended July 29, 2006, increased 18.0% to a record $405 million from $343 million for the second quarter ended July 30, 2005. Net income rose to $54 million, or $0.30 a diluted share, compared to net income of $49 million, or $0.27 a diluted share in the prior year’s second quarter. Total stock-based compensation expense for the second quarter of fiscal 2006 increased approximately $3.3 million, net of tax, or $.02 per diluted share over the prior year’s second quarter. Comparable store sales for the Company-owned stores increased 5.7% for the thirteen-week period ended July 29, 2006 compared to the same thirteen-week period last year. For the quarter, the Chico’s brand same store sales increased 3%, while the same store sales for the WH|BM brand increased by 19%.
     For the six months ended July 29, 2006, net sales increased 18.9% to a record $797 million from $670 million for the prior year’s six months ended July 30, 2005. Net income rose to $106 million, or $0.59 a diluted share, compared to net income of $96 million, or $0.53 a diluted share in the prior period. Total stock-based compensation expense for the twenty-six week period increased approximately $6.4 million, net of tax, or $.04 per diluted share over the prior year’s six month period. Comparable store sales for the Company-owned stores increased 6.2% for the twenty-six week period compared to the same twenty-six week period last year. For the six month period, the Chico’s brand same store sales increased 2%, while the same store sales for the WH|BM brand increased by 26%.
     Scott A. Edmonds, President and CEO, commented, “I am pleased to report that the Company once again posted record sales and profits for the quarter. We continue to see solid same store sales improvements at White House | Black Market and are pleased with its results. We have not realized the level of same store sales in the Chico’s brand that we originally anticipated and it appears we are facing our first negative same store sales results in some time. We believe this same store sales decline is due to a combination of factors including the

lack of   'wear now' merchandise in our stores, a reduction in overall store traffic, and a pre- planned marketing effort that turned out not to inspire our customer to shop.”
     Mr. Edmonds continued, “In light of the success our flagship brand has enjoyed over the past several years, our expansion and rapid growth have yielded some issues for us. However, the Chico’s brand continues to be a powerful franchise and our Board of Directors is firmly committed to investing for the future. We believe we can continue to be the premier retailer in our category and we are confident in the rationale behind our store opening programs and other initiatives, all of which are easily managed by the strength of our balance sheet. While we are aggressively implementing short term initiatives, we are committed to our long term programs. We continue to be enthusiastic about Chico’s long term growth opportunities and we plan to pursue those opportunities aggressively.”
     Mr. Edmonds further commented, “Given these trends and other factors, we are lowering our same store sales expectations for the Chico’s brand and consequently our future operating margin and earnings expectations for the next four quarters. We are committed to our store opening programs and to improving service levels in our stores, as well as providing our customer with fresh, exciting merchandise and we intend to continue investing in these areas. As we continue to focus on improving customer service, product development/merchandising and marketing, on our aggressive approach to expanding our existing store sizes and on our commitment to improving our direct to consumer businesses, we are prepared to experience lower operating margins as a percent of sales through the first half of next year before we begin to see a turn back towards operating margin improvement as a percent of sales in the second half of the year. The slight improvement anticipated for the back half of next year is largely due to a moderating shift in the mix of brand sales and anniversarying the increased size of our new stores. Although we foresee a year of lower operating margins, we still anticipate that our operating margin will remain one of the best in the industry.”
     Some of the other second quarter highlights this year compared to the second quarter results last year include the following:
•	The Chico’s/Soma brand sales, excluding catalog and Internet, increased by 10.9% from $271 million to $301 million. Comparable store sales for the combined Chico’s/Soma brands, after nine years of double digit increases for the Chico’s brand, increased by 3%, just below management’s announced expectations of an increase in the mid single digit range. The average transaction amount for the Chico’s front-line stores increased by 2.6% and the average unit retail increased by 4.5%.

•	The second quarter Chico’s core brand operating margin decreased by approximately 240 basis points, principally due to an approximate 30 basis point decrease due to stock-based compensation, an approximate 40 basis point increase in store payroll costs as the Company focuses on improving its service levels, an approximate 80 basis point increase in fringe rate costs (primarily from increased health insurance costs), an approximate 30 basis point increase in write offs associated with the relocation/expansion/closing of existing stores, an approximate 30 basis point increase in marketing for the core brand, and an approximate 10 basis point increase in the Company’s investment in the core brand’s merchandising teams.

•	The brand operating margin for Soma increased by approximately 1,400 basis points. Merchandise margins improved by 590 basis points, while other costs leveraged due to the higher number of stores and the increases in its direct to consumer sales business. The Company estimates that the investment in Soma reduced the current quarter’s income by approximately $.01 and the six month period’s income by $.02. The Company is now expecting that the investment in the continued growth and development of the Soma brand will be a reduction of approximately $.05 in EPS for fiscal year 2006 and a reduction of approximately $.03 in EPS for fiscal year 2007. The

Company continues to anticipate reaching profitability in the Soma brand during fiscal 2008. The Company estimates its total investment in the launching of the Soma brand by the time it turns profitable will be approximately $.12 per share.
•	The WH|BM brand sales, excluding catalog and Internet, increased by 42.0% from $62 million to $88 million, while comparable store sales for the brand increased in the high teens range, continuing its trend of five consecutive years of double digit same store sales increases. The average transaction amount for the WH|BM brand increased by 8.7%, the average unit retail increased by 10.7%, and the merchandise margins increased by approximately 230 basis points. The brand operating margin for WH|BM improved by approximately 260 basis points in the second quarter of fiscal 2006, principally due to the improved merchandise margins referred to above.

•	Fitigues, our newest brand, which continues to focus on infrastructure improvements during fiscal 2006, had the effect of reducing earnings per share slightly, which is consistent with earlier management statements projecting that Fitigues would have the effect of reducing earnings by approximately $.01 to $.02 in fiscal 2006. We also believe that our continuing investment in Fitigues will have the effect of reducing earnings by $.01 to $.02 in fiscal 2007 as we build this brand.

•	Catalog and Internet sales saw an overall 73% increase, principally due to the addition in fiscal 2006 of catalog and Internet sales of WH|BM and Fitigues merchandise and a stepped up presence of Soma merchandise in our catalogs and on the Internet. The Chico’s brand by itself experienced a solid 31% increase in catalog and Internet sales.

•	The outlet division, which includes sales from all four of the brands, showed slight decreases in both gross and operating margins as overall gross margins in the division declined by approximately 20 basis points, while overall operating margins in the division decreased by approximately 40 basis points, principally due to the change in mix of brand sales.

•	Incremental stock-based compensation expense reduced the gross margin in the second quarter by approximately $1.5 million, or 40 basis points, and increased SG&A costs by approximately $3.7 million, or 90 basis points. Overall, increased total stock-based compensation expense had the effect of reducing net income and earnings per share for the second quarter of fiscal 2006 by approximately $3.3 million and approximately $.02 per diluted share, respectively. For the six month period ended July 29, 2006, increased total stock-based compensation expense had the effect of reducing net income and earnings per share by approximately $6.4 million and approximately $.04 per diluted share, respectively.

•	The Company opened 19 new stores during the second quarter and closed 5 stores. In addition, the Company expanded or relocated 10 additional stores during the quarter. During the first 6 months, the Company opened 39 new stores, closed 7 stores, reacquired one franchisee and acquired the Fitigues chain of 11 stores, along with expanding or relocating 15 stores. The Company estimates that the write offs associated with repositioning of its stores due to its relocation/expansion/closure program will reduce the fiscal year’s earnings by approximately $.03 and that it reduced the first six months earnings by $.01.

•	Since the beginning of the fiscal year and through August 23rd, the Company has opened 52 stores, net of closures, (20 so far in the 3rd quarter) towards its stated goal of 145 to 150 net new stores for fiscal 2006. The Company expects 48 to 50 stores will be opened during the remainder of the third quarter with 45 to 48 opening in the fourth quarter. In addition, through August 23rd, the Company expanded/relocated 22 stores (including 7 so far in the 3rd quarter) and expects to relocate or expand an additional 19 to 21 stores in the 3rd quarter and an additional 23 to 25 in the 4th quarter.

•	Overall inventories increased 14% since the beginning of the year and 38% since the 2nd quarter of last year. The Company’s inventory per selling square foot was up from $59 of inventory per selling square foot for the comparable period last year to $68 of inventory per selling square foot this year. This year over year increase was principally due to several factors, including expanded direct to consumer offerings for all four brands, planned increases to support a particularly heavy store opening and expansion program in the third quarter, and a significantly greater emphasis on ocean versus air shipments which tends to result in a growth in the in transit portion of the Company’s inventories.
     Future Outlook:
•	Although there are many factors that could impact the Company’s performance in fiscal 2006 and fiscal 2007, the Company believes that, after taking into consideration the first six months sales and earnings and our August-to-date sales results, the following estimated operating results for the remainder of fiscal 2006 and the initial expectations for fiscal 2007 are sound yet conservative. We certainly intend to strive to exceed these expectations:

	3rd Quarter 2006	4th Quarter 2006(2)		Fiscal 2006		Fiscal 2007
Comparable store sales:
Chico’s	Flat to low single	Flat to low single		Low single		Flat to low single
WH|BM	High single to low double	High single		Mid double		High single
Operating margin	17%-19%	14%-16%		17%-19%		16%-18%
Earnings per share	$0.26-$0.28 (1)	$0.25-$0.27	(1,2)	$1.10-$1.14	(1,2)	$1.28-$1.36
(1)	Net of $.02 per diluted share associated with the increase in total stock-based compensation expense in each of the 3rd and 4th quarters and a total of $.08 per diluted share for fiscal 2006 as a whole, which is unchanged from the Company’s previously announced forecast.

(2)	4th quarter includes an additional week compared to the fiscal 2005 4th quarter.
     The Company is a specialty retailer of private label, sophisticated, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing gift items. The Company operates 826 women’s specialty stores, including stores in 47 states, the District of Columbia, the U.S. Virgin Islands and Puerto Rico operating under the Chico’s, White House | Black Market, Soma by Chico’s and Fitigues names. The Company owns 516 Chico’s front-line stores, 32 Chico’s outlet stores, 216 White House | Black Market front-line stores, 11 White House | Black Market outlet stores, 27 Soma by Chico’s stores, 10 Fitigues front-line stores and 1 Fitigues outlet store; franchisees own and operate 13 Chico’s stores.
Certain statements contained herein, including without limitation, statements addressing the beliefs, plans, objectives, estimates or expectations of the Company or future results or events constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks, including, but not limited to, general economic and business conditions, and conditions in the specialty retail industry. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Users of forward-looking statements are encouraged to review the Company’s latest annual report on Form 10-K, its filings on Form 10-Q, management’s discussion and analysis in the Company’s latest annual report to stockholders, the Company’s filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company’s business, results of operations and financial condition. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.
For more detailed information, please call (877) 424-4267 to listen to the Company’s monthly sales information and investor relations line
A copy of a slide show addressing the Company’s recent financial results and current plans for expansion is available on the Company’s website at http://www.chicos.com in the investor relations section
Additional investor information on Chico’s FAS, Inc. is available free of charge on the Company’s website at http://www.chicos.com in the investor relations section
(Financial Tables Follow)

Chico’s FAS, Inc.
Consolidated Balance Sheets
(in thousands)

	July 29,	January 29,
	2006	2006
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$15,020	$3,035
Marketable securities, at market	238,378	401,445
Receivables	5,373	7,240
Income taxes receivable	—	5,013
Inventories	108,882	95,421
Prepaid expenses	16,331	13,497
Deferred taxes	14,848	12,327

Total Current Assets	398,832	537,978

Property and Equipment:
Land and land improvements	52,653	44,893
Building and building improvements	55,558	35,573
Equipment, furniture and fixtures	218,340	187,970
Leasehold improvements	235,733	209,342

Total Property and Equipment	562,284	477,778
Less accumulated depreciation and amortization	(157,674)	(131,846)

Property and Equipment, Net	404,610	345,932

Other Assets:
Goodwill	69,348	61,796
Other intangible assets	34,086	34,041
Deferred taxes	3,402	—
Other assets	20,253	19,666

Total Other Assets	127,089	115,503

	$930,531	$999,413

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$53,082	$47,434
Accrued liabilities	72,528	74,586
Current portion of deferred liabilities	820	648

Total Current Liabilities	126,430	122,668

Noncurrent Liabilities:
Deferred liabilities	72,035	65,189
Deferred taxes	—	5,129

Total Noncurrent Liabilities	72,035	70,318

Stockholders’ Equity:
Common stock	1,754	1,817
Additional paid-in capital	218,421	202,878
Unearned compensation	—	(3,710)
Retained earnings	511,912	605,537
Accumulated other comprehensive loss	(21)	(95)

Total Stockholders’ Equity	732,066	806,427

	$930,531	$999,413

Chico’s FAS, Inc.
Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	Twenty-Six Weeks Ended				Thirteen Weeks Ended
	July 29, 2006		July 30, 2005		July 29, 2006		July 30, 2005
	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales
Net sales by Chico’s/Soma stores	$597,603	75.0	$539,071	80.4	$301,045	74.4	$271,466	79.2
Net sales by White House Black Market stores	167,383	21.0	111,095	16.6	87,964	21.7	61,932	18.1
Net sales by catalog & Internet	24,533	3.1	14,992	2.2	12,197	3.0	7,035	2.0
Other net sales	7,115	0.9	5,022	0.8	3,447	0.9	2,492	0.7

Net sales	796,634	100.0	670,180	100.0	404,653	100.0	342,925	100.0
Cost of goods sold	311,326	39.1	261,627	39.0	160,735	39.7	136,429	39.8

Gross profit	485,308	60.9	408,553	61.0	243,918	60.3	206,496	60.2
General, administrative and store operating expenses	294,811	37.0	239,330	35.7	146,576	36.2	120,056	35.0
Depreciation and amortization	28,783	3.6	19,853	3.0	15,250	3.8	10,482	3.0

Income from operations	161,714	20.3	149,370	22.3	82,092	20.3	75,958	22.2
Interest income, net	5,965	0.7	3,504	0.5	2,835	0.7	1,994	0.5

Income before taxes	167,679	21.0	152,874	22.8	84,927	21.0	77,952	22.7
Income tax provision	61,372	7.7	56,563	8.4	31,084	7.7	28,841	8.4

Net income	$106,307	13.3	$96,311	14.4	$53,843	13.3	$49,111	14.3

Per share data:
Net income per common share—basic	$0.59		$0.54		$0.30		$0.27

Net income per common & common equivalent share—diluted	$0.59		$0.53		$0.30		$0.27

Weighted average common shares outstanding—basic	179,437		180,007		177,385		180,410

Weighted average common & common equivalent shares outstanding—diluted	180,789		181,867		178,495		182,292

Chico’s FAS, Inc.
Consolidated Cash Flow Statements
(Unaudited)
(In thousands)

	Twenty-Six Weeks Ended
	July 29,	July 30,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$106,307	$96,311

Adjustments to reconcile net income to net cash provided by operating activities —
Depreciation and amortization, cost of goods sold	3,593	2,225
Depreciation and amortization, other	28,783	19,853
Deferred tax benefit	(11,114)	(8,831)
Stock-based compensation expense, cost of goods sold	3,144	205
Stock-based compensation expense, general, administrative and store operating expenses	7,760	579
Excess tax benefit of stock-based compensation	(2,615)	—
Tax benefit of stock options exercised	—	11,766
Deferred rent expense, net	1,872	1,647
Loss on disposal of property and equipment	266	383
(Increase) decrease in assets —
Receivables	6,848	(1,638)
Inventories	(12,737)	(5,930)
Prepaid expenses and other, net	(3,466)	(5,485)
Increase in liabilities —
Accounts payable	5,649	1,505
Accrued and other deferred liabilities	6,480	15,647

Total adjustments	34,463	31,926

Net cash provided by operating activities	140,770	128,237

CASH FLOWS FROM INVESTING ACTIVITIES:
Sales (purchases) of marketable securities, net	163,141	(83,724)
Purchase of Fitigues assets	(7,527)	—
Acquisition of franchise store	(761)	—
Purchase of equity investment	—	(10,406)
Purchases of property and equipment	(91,128)	(45,446)

Net cash provided by (used in) investing activities	63,725	(139,576)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	4,875	12,654
Excess tax benefit of stock-based compensation	2,615	—
Repurchase of common stock	(200,000)	—

Net cash (used in) provided by financing activities	(192,510)	12,654

Net increase in cash and cash equivalents	11,985	1,315
CASH AND CASH EQUIVALENTS, Beginning of period	3,035	14,426

CASH AND CASH EQUIVALENTS, End of period	$15,020	$15,741